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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY
                               As of June 30, 2002


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
Wholly-owned by Ace Cash Express, Inc.:  Check Express, Inc., a Florida corporation

                                         Q.C.& G. Financial, Inc., an Arizona corporation

                                         Public Currency, Inc., a California corporation


Wholly-owned by Check Express, Inc.:     Check Express Florida, Inc., a Florida corporation

                                         Check Express Finance, Inc., a Florida corporation

                                         Check-X-Change Corporation, a California corporation

                                         Check Express South Carolina, Inc., a Florida corporation

                                         Check Express USA, Inc., a Florida corporation
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